Exhibit 4.13

CINCINNATI BELL INC.

AND

THE GUARANTORS NAMED ON THE SIGNATURE PAGE HERETO

% SENIOR NOTES DUE 2017

INDENTURE

Dated as of [                    ], 2009

THE BANK OF NEW YORK MELLON

Trustee

CROSS-REFERENCE TABLE

TIA Section	Indenture Section

310(a)(1)	8.10
(a)(2)	8.10
(a)(3)	8.12
(a)(4)	N.A.
(b)	8.08; 8.10
(c)	N.A.
311(a)	8.11
(b)	8.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	8.06
(b)(1)	N.A.
(b)(2)	8.06
(c)	13.02
(d)	8.06
314(a)	4.02; 13.02
(b)	N.A.
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	N.A.
(e)	13.05
(f)	4.06
315(a)	8.01
(b)	8.05; 13.02
(c)	8.01
(d)	8.01
(e)	7.11
316(a) (last sentence)	13.06
(a)(1)(A)	7.05
(a)(1)(B)	7.04
(a)(2)	N.A.
(b)	7.07
317(a)(1)	7.08
(a)(2)	7.09
(b)	2.04
318(a)	13.01

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of the Indenture.

-i-

-ii-

-iii-

-iv-

INDENTURE (this “Indenture”) dated as of October [5], 2009, by and among CINCINNATI BELL INC., an Ohio corporation (the “Company”), the Guarantors (as hereinafter defined) listed on the signature pages hereof as Guarantors, and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s Initial Notes and the Additional Notes.

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

“Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Additional Notes” means, subject to compliance with Sections 2.02 and 5.04 hereof, an unlimited principal amount of [ ]% Senior Notes due 2017 issued from time to time after the Closing Date under the terms of this Indenture (other than pursuant to Section 2.06, 2.07, 2.09 or 3.06 of this Indenture).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that, for purposes of Section 5.06 only, in the case of the Company or any of its Subsidiaries, beneficial ownership of 10% or more of the Voting Stock in the Company or such Subsidiary, as the case may be, shall be deemed to be control. Notwithstanding the foregoing, in no event will any Holder, any lender under the Credit Agreement, any holder of the         % Notes, the 7 1/4% Senior Notes, the 7 1/4% Notes or the 8 3/8% Notes or any of their respective Affiliates be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by virtue of purchasing or holding any such securities or being such a lender.

“Affiliate Transaction” is defined in Section 5.06.

“Agent” means any Registrar, Paying Agent, or agent for service or notices and demands.

“Appendix” is defined in Section 2.01.

“Applicable Law” means all laws, statutes, rules, regulations and orders of, and legally binding interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their properties, assets or operations, excluding Environmental Laws.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) any excess of (A) the present value (discounted semi-annually) at such date of redemption of (1) the redemption price of such Note at [            ], 2013, as set forth in the forms of Notes, attached hereto as Exhibit A, plus (2) all remaining required interest payments due on such Note through [            ], 2013 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Disposition” means the disposition by the Company or any Restricted Subsidiary of the Company whether by sale, issuance, lease (as lessor (other than under operating leases)), transfer, loss, damage, destruction, condemnation or other transaction (including any merger or consolidation) or series of related transactions of any of the following: (a) any of the Capital Stock of any of the Company’s Restricted Subsidiaries, (b) all or substantially all of the assets of the Company or any of its Restricted Subsidiaries or (c) any other assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or any Restricted Subsidiary. Notwithstanding the foregoing, “Asset Disposition” shall be deemed not to include (i) a transfer of assets by the Company to a Restricted Subsidiary of the Company, or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company, (ii) an issuance of Capital Stock by a Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company, (iii) a Restricted Payment that is permitted by the provisions of Section 5.02, (iv) a Permitted Investment, (v) any conversion of Cash Equivalents into cash or any other form of Cash Equivalents, (vi) any foreclosure on assets, (vii) sales or dispositions of past due accounts receivable or notes receivable in the Ordinary Course of Business, (viii) transactions permitted under Article 6 hereof, (ix) grants of credits and allowances in the Ordinary Course of Business, (x) operating leases or the sublease of real or personal property or licenses of intellectual property, in each case, on commercially reasonable terms entered into in the Ordinary Course of Business, (xi) trade-ins or exchanges of equipment or other fixed assets, (xii) the sale of any assets pursuant to a Sale and Leaseback Transaction; Data Center Sale and Leaseback Transaction or Wireless Tower Sale and Leaseback Transaction, (xiii) sales of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer either used or useful in the business of the Company or its Subsidiaries, (xiv) dispositions of inventory in the Ordinary Course of Business, (xv) the disposition of cash or investment securities in the ordinary course of management of the investment portfolio of the Company and its applicable Subsidiaries, (xvi) sales of assets with a fair market value of less than $500,000, (xvii) sales of other assets with a fair market value not to exceed $5,000,000 in the aggregate in any fiscal year, or (xviii) a sale, contribution, conveyance or other transfer of Receivables and related assets of the type specified in the definition of Qualified Receivables Transaction by or to a Receivables Subsidiary in a Qualified Receivables Transaction.

“Asset Sale Offer” is defined in Section 4.10(a).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the implicit rate of interest borne by the Notes including any pay-in-kind interest and amortization discount) determined in accordance with GAAP of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state bankruptcy, insolvency, reorganization or other law for the relief of debtors.

“Board” or “Board of Directors” means, as to any Person, the board of directors, the board of advisors or other similar governing body of such Person.

“Business Day” means any day which is not a Legal Holiday.

“Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Capital Stock” of any Person means any and all shares, interests, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities including those convertible into such equity.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date of acquisition and issued by a corporation organized under the laws of the United States that has a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) time deposits maturing no more than thirty (30) days from the date of creation, certificates of deposit, money market deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital, surplus and undivided profits of not less than $250,000,000; (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (iii) above; (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation and having combined capital and surplus of not less than $250,000,000; and (vi) other money market accounts or mutual funds which invest primarily in the securities described above.

“CBT Notes” means [                    ].

“Centralized Cash Management System” means an intercompany cash management system in place among the Company and its Subsidiaries.

“Channel Financing Facility” means an equipment and inventory financing credit facility, pursuant to which the applicable lender thereunder will make available a revolving credit facility the proceeds of which will be used to fund the purchase from certain designated vendors of property in the form of (a) equipment (and related services) and (b) inventory, including for resale to customers and which credit facility will be secured by a Lien in favor of the applicable lender solely on the property acquired with such credit facility and the proceeds thereof.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any Person unless: (x) pursuant to such transaction such assets are changed into or exchanged for, in addition to any other consideration, securities of such Person that represent immediately after such transaction at least a majority of the aggregate voting power of the Voting Stock of such Person and (y) no “person” (as such term is used in Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such Person; (b) the adoption of a plan relating to the liquidation or dissolution of the Company; (c) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a majority vote of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; (e) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company and the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person.

“Change of Control Offer” is defined in Section 4.09(b).

“Change of Control Payment” is defined in Section 4.09(a).

“Change of Control Payment Date” is defined in Section 4.09(b)(iii).

“Closing Date” means the date of this Indenture.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Closing Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Company” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the indenture securities.

“Consolidated” or “consolidated” (including the correlative term “consolidating”) or on a “consolidated basis,” when used with reference to any financial term in this Indenture (but not when used with respect to any tax return or tax liability), means the consolidation for two or more Persons of the amounts signified by such term for all such Persons, with intercompany items eliminated in accordance with GAAP.

“Consolidated Adjusted Debt” means the Indebtedness of the Company and its Restricted Subsidiaries (exclusive of Indebtedness of the type that could be Incurred under Section 5.04(b)(vi) or (viii)) determined on a consolidated basis in accordance with GAAP.

“Consolidated Adjusted Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt as of such date to (b) Consolidated EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Company and its Restricted Subsidiaries are available.

“Consolidated Adjusted Senior Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt excluding any Subordinated Indebtedness and Disqualified Capital Stock as of such date to (b) Consolidated EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Company and its Restricted Subsidiaries are available.

“Consolidated EBITDA” means for the applicable period of measurement, the Consolidated Net Income of the Company and its Restricted Subsidiaries on a consolidated basis, plus, without duplication, the following for the Company and its Restricted Subsidiaries to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, plus (ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item) less other non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (vi) charges taken in accordance with SFAS 142, plus (vii) all net cash extraordinary losses less net cash extraordinary gains.

“Consolidated Interest Expense” means for the applicable period of measurement of the Company and its Restricted Subsidiaries on a consolidated basis, the aggregate interest expense for such period determined in accordance with GAAP (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Company and its Restricted Subsidiaries on a consolidated basis, but excluding all amortization of financing fees and other charges incurred by the Company and its Restricted Subsidiaries in connection with the issuance of Indebtedness.

“Consolidated Net Income” means for any period the net income (or loss) before provision for dividends on Preferred Stock of the Company and its Restricted Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, but excluding, without duplication, the following clauses (a) through (f) to the extent included in the computations thereof: (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries; (b) the income (or loss) of any Person (other than the Company or a Restricted Subsidiary) in which the Company or a Restricted Subsidiary has an interest except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary (which amount shall be included in Consolidated Net Income); (c) the income of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (except to the extent of the amount of dividends or similar distributions actually lawfully paid to the Company or a Restricted Subsidiary); (d) any after tax gains or losses attributable to Asset Dispositions or returned surplus assets of any pension plan; (e) (to the extent not included in clauses (a) through (d) above) (i) any net extraordinary gains or net extraordinary losses or (ii) any net non-recurring gains or non-recurring losses to the extent attributable to Asset Dispositions, the exercise of options to acquire Capital Stock and the extinguishment of Indebtedness; and (f) cumulative effect of a change in accounting principles.

“Consolidated Net Tangible Assets” means the total of all the assets appearing on the consolidated balance sheet of the Company and its Subsidiaries less the following: (1) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof but maturing within 12 months from the date of determination; (2) reserves for depreciation and other asset valuation reserves; (3) intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense carried as an asset on said balance sheet; and (4) appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary of the Company.

“Consolidated Total Assets” means, as at any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP most recently delivered to the Holders pursuant to Section 4.02 hereof.

“Convertible Preferred Stock” means the 6 3/4% Cumulative Convertible Preferred Stock of the Company.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the dated hereof is located at [101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration,] or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement” means the Credit Agreement, dated as of February 16, 2005, as amended and restated June 25, 2009, by and among the Company, certain subsidiary guarantors party thereto, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent, PNC Bank, N.A., as swingline lender, and certain other agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement or agreements may be amended (including any amendment and restatement thereof), restated, supplemented, replaced, restructured, waived, Refinanced or otherwise modified from time to time, including any amendment, supplement, modification or agreement adding Subsidiaries of the Company as additional borrowers or guarantors thereunder or extending the maturity of, Refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness (including the form of a revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith) under such agreement or any successor or replacement agreement, and whether by the same or any other agent, lender, investor or group of lenders or investors, or one or more agreements, contracts, indentures or otherwise and whether or not such agreement increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder thereof (provided that such increase in borrowings is permitted under Section 5.04) and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

“Custodian” is defined in Section 7.01.

“Data Center Sale and Leaseback Transaction” means the disposition, in the form of and pursuant to one or more Sale and Leaseback Transactions by one or more of the Company and its Restricted Subsidiaries, of the real property and related improvements housing all or part of the operations of the data center business of the Company and its Subsidiaries, meeting the conditions in the Credit Agreement (as in effect on the date hereof).

“Debt” means any Indebtedness of the type described in clauses (i), (ii), (v), (vi) (to the extent applicable to clauses (i), (ii) or (v)) or (vii) (to the extent applicable to clauses (i), (ii), (v) or (vi) (as previously limited in scope)) of the definition thereof.

“Default” means any event, act or condition that is, or with the giving of notice, lapse of time or both would constitute, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or Asset Disposition), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or Asset Disposition) on or prior to the Stated Maturity.

“8 3/8% Notes” means the 8 3/8% Senior Subordinated Notes due 2014 of the Company.

“Environmental Laws” means all applicable foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

“Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Capital Stock or Preferred Stock) of the Company.

“Event of Default” is defined in Section 7.01.

“Excess Proceeds” is defined in Section 5.05(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries existing as of the Closing Date (after giving effect to the redemption, repurchase, repayment or prepayment of Indebtedness out of the proceeds of the Notes, but excluding any Indebtedness outstanding under the Credit Agreement).

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer. Unless otherwise expressly required elsewhere herein, fair market value will be determined in good faith and, for transactions involving an aggregate consideration greater than $25,000,000, by resolution of the Board of Directors of the Company, and any such determination shall be conclusive absent a manifest error.

“Fall Away Event” means the Notes shall have achieved Investment Grade status and the Company shall have delivered to the Trustee an Officers’ Certificate certifying the satisfaction of such condition.

“fiscal year” means a fiscal year of the Company and its Restricted Subsidiaries ending on December 31 of any calendar year.

“Funded Debt” means any Debt which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than twelve months after the date of the creation of such Debt.

“GAAP” means United States generally accepted accounting principles as of the Closing Date, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession.

“Governmental Authority” means (a) the government of the United States of America or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Company or any of its Subsidiaries conducts all or a part of its business, or which properly asserts jurisdiction over any properties of the Company or any of its Subsidiaries or (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative functions of any such government.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guaranteed Obligations” is defined in Section 10.01.

“Guarantor” means any Person that has issued a Note Guarantee.

“Holder” means a Person in whose name a Note is registered at the Registrar.

“Incur” means create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise (including by operation of law).

“Indebtedness” means, with respect to any Person on any date of determination, without duplication: (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Capital Lease Obligations and all Attributable Debt of such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six months from the date the obligation is Incurred (but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business); (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vi) Guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below; (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured; (viii) all obligations under Currency Agreements and all Interest Swap Obligations of such Person; and (ix) all obligations represented by Disqualified Capital Stock of such Person.

“Indenture” is defined in the preamble.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm, in each case, of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Interest Swap Obligations” means the Obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Company or any of its Restricted Subsidiaries of any beneficial interest in, including stock, partnership interest or other Capital Stock of, or ownership interest in, any other Person; and (ii) any direct or indirect loan, advance or capital contribution by the Company or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that did not arise from sales to or services provided to that other Person in the Ordinary Course of Business. For purposes of Section 5.02: (i) “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Company (to the extent of the Company’s percentage ownership therein) at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Company and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of the Company (to the extent of the Company’s percentage ownership therein) at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; and (ii) the amount of any Investment shall be the original cost of such Investment plus the costs of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

“Investment Grade” means, with respect to the Notes, a credit rating of (i) at least “Baa3” (or the equivalent) by Moody’s and (ii) at least “BBB-” (or the equivalent) by S&P; provided that neither of such entities shall have announced a negative or similar outlook or announced or informed the Company that it is reviewing the rating of the Notes for possible downgrading of the rating thereof.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York or Ohio or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Leverage Test” is defined in Section 5.04(a).

“Lien” means any lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“maturity”, when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that this Indenture requires the Company to make).

“Moody’s” means Moody’s Investors Service, Inc.

“Mutual Subsidiaries” means, collectively, (i) Mutual Signal Holding Corporation, a Delaware corporation, (ii) Mutual Signal Corporation, a New York corporation, (iii) Mutual Signal Corporation of Michigan, a New York corporation, and (iv) MSM Associates Limited Partnership, a Delaware Limited partnership.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Proceeds” means cash proceeds actually received by the Company or any of its Restricted Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such sale, issuance, lease, transfer or other disposition (including all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all taxes required to be paid or accrued as a liability under GAAP as a consequence of such sale, lease or transfer), (b) amounts applied to repayment of Indebtedness (other than revolving credit Indebtedness under the Credit Agreement, without a corresponding reduction in the revolving credit commitment) secured by a Lien on the asset or property disposed of, (c) if such Asset Disposition involves the sale of a discrete business or product line, any accrued liabilities of such business or product line required to be paid or retained by the Company or any of its Restricted Subsidiaries as part of such disposition, (d) appropriate amounts to be provided by the Company or a Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with an Asset Disposition and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, pension and benefit liabilities, liabilities related to environmental matters or liabilities under any indemnification obligations associated with such Asset Disposition and (e) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, but only to the extent required by constituent documents of such Subsidiary or such joint venture.

“Note Guarantee” means each Guarantee of the Obligations with respect to the Notes issued by a Person pursuant to the terms of this Indenture.

“Notice of Default” is defined in Section 8.05.

“Obligations” means all obligations for principal, premium (if any), interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer Amount” is defined in Section 4.10(c).

“Offer Period” is defined in Section 4.10(a).

“Officers’ Certificate” of the Company means a certificate signed on behalf of the Company by two Persons, one of which shall be any of the following: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer (or any such other officer that performs similar duties) of the Company, and the other one shall be any of the following: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, the Assistant Treasurer, Controller, the Secretary or an Assistant Secretary (or any such other officer that performs similar duties) of the Company. One of the officers signing an Officers’ Certificate given pursuant to Section 4.06 shall be the principal executive, financial or accounting officer or treasurer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or a Guarantor.

“Ordinary Course of Business” means, in respect of any transaction involving the Company or any Restricted Subsidiary of the Company, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith.

“Paying Agent” is defined in Section 2.03(a).

“Permitted Acquisition” means the purchase by the Company or a Restricted Subsidiary of the Company of all or substantially all of the assets of a Person whose primary business is the same, related, ancillary or complementary to the business in which the Company and its Restricted Subsidiaries were engaged on the Closing Date, or any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person and each Subsidiary of such Person becomes a Restricted Subsidiary of the Company whose primary business is the same, related, ancillary or complementary to the business in which the Company and its Restricted Subsidiaries were engaged on the Closing Date or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Company and whose primary business is the same, related, ancillary or complementary to the business in which the Company and its Subsidiaries were engaged on the Closing Date.

“Permitted Adjustments” means, for the purpose of calculating the Leverage Test, pro forma adjustments arising out of events (including cost savings resulting from head count reduction, closure of facilities and similar restructuring charges) which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact; provided that such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to this Indenture.

“Permitted Asset Swap” means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which the consideration received by the transferor consists of like properties or assets to be used in the business of the Company or its Restricted Subsidiaries in the same or similar manner as such transferred properties or assets; provided that (i) the fair market value (determined in good faith by the Board of Directors of the Company) of properties or assets received by the Company or any of its Restricted Subsidiaries in connection with such Permitted Asset Swap is at least equal to the fair market value (determined in good faith by the Board of Directors of the Company) of properties or assets transferred by the Company or such Restricted Subsidiary in connection with such Permitted Asset Swap and (ii) the aggregate fair market value of assets transferred by the Company in connection with all Permitted Asset Swaps after the Closing Date does not exceed 10% of Consolidated Total Assets.

“Permitted Investments” means:

(i) (A) any Investment in (including, without limitation, loans and advances to) the Company or a Restricted Subsidiary of the Company whose primary business is the same, related, ancillary or complementary to the business in which the Company and its Subsidiaries were engaged in on the date of such Investment and (B) any acquisition by the Company or a Restricted Subsidiary of the Company of beneficial interest in a Restricted Subsidiary of the Company from another Restricted Subsidiary of the Company or the Company;

(ii) any Investment in Cash Equivalents or the Notes;

(iii) any Investment related to or arising out of a Permitted Acquisition;

(iv) any Investment which results from the receipt of non-cash consideration from an asset sale made pursuant to and in compliance with the provisions of Section 5.05 or from any sale or other disposition of assets not constituting an Asset Disposition;

(v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business;

(vi) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(vii) loans and advances to employees made in the Ordinary Course of Business not to exceed $2,000,000 in the aggregate at any time outstanding; provided, however, for purposes of this definition, “advances” will not restrict advances for travel, moving or relocation expenses to employees advanced and repaid in the Ordinary Course of Business;

(viii) loans and advances not to exceed $2,000,000 at any time outstanding to employees of the Company or its Subsidiaries for the purpose of funding the purchase of Capital Stock of the Company by such employees;

(ix) any Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted under this Indenture pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts by said Person;

(x) any Investment existing on the Closing Date, any Investment received as a distribution in respect of such existing Investment and any Investment received in exchange for such existing Investment; provided that, in the case of an exchange, the fair market value (as determined in good faith by the Board of Directors of the Company) of the Investment being exchanged is at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of the Investment for which such Investment is being exchanged;

(xi) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with this Indenture; provided such Investments were not made by such Person in connection with or in anticipation or contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(xii) Investments in stock, obligations or securities received in settlement of debts created in the Ordinary Course of Business or in satisfaction of judgments;

(xiii) Investments by the Company or any Restricted Subsidiary pursuant to an Interest Rate Swap Obligation or a Currency Agreement permitted by Section 5.04(b)(vi) or (viii);

(xiv) Investments consisting of debits and credits between the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries pursuant to a Centralized Cash Management System;

(xv) Investments consisting of loans, advances and payables due from suppliers or customers made by the Company or its Restricted Subsidiaries in the Ordinary Course of Business;

(xvi) Investments that may be deemed to arise from the cashless exercise by employees of the Company of rights, options or warrants to purchase Capital Stock of the Company;

(xvii) Investments, the consideration paid for which consists solely of Capital Stock (other than Disqualified Capital Stock) of the Company;

(xviii) Investments made since the Closing Date in an aggregate amount not in excess of 5% of the Consolidated Total Assets for any Investments valued as of the date such Investment is made, including, without limitation, joint ventures;

(xix) Investments the consideration for which was paid by a Person other than the Company or any of its Restricted Subsidiaries, without recourse to the Company or its Restricted Subsidiaries; and

(xx) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness.

“Permitted Liens” means:

(i) Liens to secure the performance of statutory obligations, surety or appeal bonds, letters of credit or other obligations of a like nature incurred in the Ordinary Course of Business;

(ii) Liens for taxes, assessments and governmental charges, levies or claims (x) that are not yet due and payable or (y) that are due and payable and are being contested in good faith by appropriate proceedings so long as such proceedings stay enforcement of such Liens;

(iii) any Lien arising out of a judgment or award not constituting an Event of Default;

(iv) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar liens imposed by law, which are incurred in the Ordinary Course of Business for sums not more than thirty (30) days delinquent or which are being contested in good faith by appropriate proceedings so long as such contest stays enforcement of such Liens;

(v) survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material adverse respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(vi) any interest or title of a lessor under any Capital Lease Obligation or Synthetic Lease Obligation permitted pursuant to Section 5.04(b)(xiv) provided that such Liens do not extend to any property or asset which is not leased property subject to such Capital Lease Obligation;

(vii) Liens securing Indebtedness permitted pursuant to Section 5.04(b)(iii); provided, however, that in the case of Purchase Money Indebtedness (a) such Indebtedness shall not exceed the cost of the property or assets so acquired, constructed, repaired, added to or improved and shall not be secured by any other property or assets of the Company or any Restricted Subsidiary of the Company and (b) the Lien securing such Indebtedness shall be created within 180 days after the date of such acquisition or completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien or, in the case of a Refinancing of any Purchase Money Indebtedness, within 180 days of such Refinancing;

(viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(xii) Liens in existence on the Closing Date;

(xiii) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary;

(xiv) leases, subleases, licenses and sublicenses of the type referred to in clause (x) in the second sentence of the definition of “Asset Disposition” granted to third parties in the Ordinary Course of Business;

(xv) banker’s liens and rights of offset of the holders of Indebtedness of the Company or any Restricted Subsidiary on monies deposited by the Company or any Restricted Subsidiary with such holders of Indebtedness in the Ordinary Course of Business of the Company or any such Restricted Subsidiary;

(xvi) Liens securing Interest Swap Obligations or obligations under Currency Agreements so long as such obligations relate to Indebtedness that is, and is permitted under this Indenture, to be secured by a Lien on the same property securing such obligations;

(xvii) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (xii) and (xiii); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (xii) and (xiii) at the time the original Lien became a Permitted Lien under this Indenture and (2) an amount necessary to pay any fees and expenses, including premiums related to such Refinancings;

(xviii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(xix) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

(xx) other Liens that do not, in the aggregate, secure obligations in an aggregate amount in excess of 5% of the Consolidated Total Assets valued as of the date of the Incurrence of any such obligation;

(xxi) Liens securing Indebtedness in an aggregate principal amount not to exceed the amount that would cause the Secured Leverage Ratio, as of the date of the incurrence and immediately after giving effect to the incurrence thereof, to exceed 2.0 to 1.0; and

(xxii) Liens on Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to Refinance, other Indebtedness of any such Person; provided that (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount plus accrued interest and premium, if any, of the Indebtedness so exchanged or Refinanced (plus fees); (ii) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being exchanged or Refinanced; (iii) if the Indebtedness being exchanged or Refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being exchanged or Refinanced; and (iv) such Permitted Refinancing Indebtedness is Incurred by the Company or a Guarantor or the Person who is the obligor on the Indebtedness being exchanged or Refinanced. “Permitted Refinancing Indebtedness” shall not include Indebtedness Incurred to Refinance Indebtedness originally Incurred in violation of this Indenture or pursuant to Section 5.04(b)(iii), (v), (vi), (vii), (viii), (x) or (xi).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation, and shall include the 6 3/4% Convertible Preferred Stock of the Company.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Principal Property” means any asset (including Capital Stock of a Subsidiary), whether owned at the date of the Fall Away Event or thereafter acquired, having a gross book value (without deductions of any applicable depreciation reserves) on the date as of which the determination is being made of more than 2.5% of Consolidated Net Tangible Assets.

“Purchase Date” is defined in Section 4.10(c).

“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price or cost of construction, repair, additions to or improvements of property, plant or equipment used in the business of the Company or a Restricted Subsidiary.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary in which the Company or any Restricted Subsidiary may sell, contribute, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any Restricted Subsidiary, and any related assets, including all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Receivable” means any indebtedness and other payment obligations owed to the Company, any Restricted Subsidiary or any Receivables Subsidiary, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each case arising in connection with (a) the sale of goods or the rendering of service or (b) the lease, license, rental or use of equipment facilities or software, including the obligation to pay any finance charges, fees and other charges with respect thereto.

“Receivables Subsidiary” means a wholly owned Subsidiary of the Company (or other Person formed for the purpose of engaging in a Qualified Receivables Transaction with the Company or a Restricted Subsidiary in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers Receivables) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designed by the Company’s Board of Directors (as provided below) as a Receivables Subsidiary and

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

(a) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants, indemnities and performance guarantees customarily entered into in connection with accounts receivables financings)

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings or

(c) subjects any property or asset of the Company or of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warrants, covenants and indemnities customarily entered into in connection with accounts receivables financings;

(2) with which neither the Company’s nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) with which neither the Company’s any Restricted Subsidiary has any obligation to maintain or preserve such Receivables Subsidiary financial condition (other than customary requirements for the maintenance of a minimum net worth) or cause such Receivables Subsidiary to achieve certain levels of operating results.

Any such designation by the Company Board of Directors shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture and the Notes.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which such Note is to be redeemed pursuant to this Indenture and the Notes.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registrar” is defined in Section 2.03(a).

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease, as reasonably determined by the Company at the time such lease is entered into.

“Required Holders” means Holders holding more than 50% of the then outstanding aggregate principal amount of the Notes (exclusive of Notes then owned directly or indirectly by the Company or any of its Subsidiaries or Affiliates).

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) of the Company or any of its Subsidiaries or any other officer, partner or member (or person performing similar functions) of the Company or any of its Subsidiaries responsible for overseeing the administration of, or reviewing compliance with, all or any portion of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” is defined in Section 5.02(a)(iv).

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Secured Indebtedness (exclusive of Indebtedness of the type that could be incurred under Section 5.04 (b)(6) or (8)) of the Company and the Restricted Subsidiaries on such date to (v) Consolidated EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Company and its Restricted Subsidiaries are available; provided that this “Secured Leverage Ratio” shall be calculated after giving effect to the same types of pro forma adjustments as are required or permitted for the calculation of the Leverage Test.

“series” means any series of Notes outstanding under this Indenture.

“7% Notes” means the 7% Senior Notes due 2015 of the Company.

“7 1/4% Notes” means the 7 1/4% Senior Notes due 2013 of the Company.

“7 1/4% Senior Notes” means those certain 7 1/4% Senior Notes due 2023 of the Company issued pursuant to an indenture dated as of July 1, 1993 in the aggregate principal amount of $50,000,000, and any such notes issued in exchange or replacement therefor.

“Significant Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to the Company or any Subsidiary of the Company of any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and a Subsidiary of the Company or between Subsidiaries of the Company), which Principal Property has been or is to be sold or transferred by the Company or such Subsidiary of the Company to such Person.

“Significant Subsidiary” means any Restricted Subsidiary that is or would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X promulgated by the Commission.

“Stated Maturity” when used with respect to any Note or any installment of interest thereon, means the date specified in this Indenture or such Note as the scheduled fixed date on which the principal of such Note or such installment of interest is due and payable and shall not include any contingent obligation to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof.

“Subordinated Indebtedness” of the Company means (1) the 8 3/8% Notes and (2) any Indebtedness of the Company permitted under this Indenture which is expressly subordinated to and junior to the payment and performance of the Notes. “Subordinated Indebtedness” of a Guarantor has a correlative meaning.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Any Person becoming a Subsidiary of the Company after the Closing Date shall be deemed to have Incurred all of its outstanding Indebtedness on the date it becomes a Subsidiary.

“Successor Company” is defined in Section 6.01(a).

“Synthetic Lease Obligation” means the monetary obligation of a person under a synthetic, off-balance sheet or tax retention lease, including, without limitation, any financing lease or other agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such person but which are characterized as the indebtedness of such person for U.S. tax purposes (without regard to accounting treatment).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended from time to time.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data )) most nearly equal to the period from such Redemption Date to [            ], 2013; provided, however, that if the period from such Redemption Date to [            ], 2013 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to [            ], 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Officer” means, when used with respect to the Trustee, any vice president (whether or not designated by a number or a word or words added before or after the title “vice president”), any assistant vice president, any assistant secretary, any assistant treasurer, trust officer or any other officer of the Trustee in its corporate trust department customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and thereafter, means the successor.

“Underwriting Agreement” means the Underwriting Agreement dated as of September [ ], 2009 by and among the Company, the Guarantors and Morgan Stanley & Co. Incorporated, as representative of the Underwriters.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination shall be or continues to be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that: (i) the Company certifies to the Holders that such designation complies with Section 5.02; and (ii) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, Incur any Indebtedness pursuant to which any lender or investor has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation: (i) the Company could Incur $1.00 of additional Indebtedness under Section 5.04(a); and (ii) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of such Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the issuer’s option.

“Value” means with respect to a Significant Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (2) the fair market value in the opinion of the Board of Directors of the Company of such property at the time of entering into such Sale and Leaseback Transaction, in either case divided first by the number of full years of the terms of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wireless Tower Sale and Leaseback Transaction” means the disposition, in the form of and pursuant to one or more Sale and Leaseback Transactions by one or more of the Company and its Restricted Subsidiaries, of the tower and transmitter sites used to provide wireless telephone services (including, as applicable, real property, related improvements and equipment and related lease, sub-lease, license, contract and other rights), in compliance with the Credit Agreement (as in effect on the date hereof).

SECTION 1.02. Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

“indenture securities” means the Initial Notes and the Additional Notes (if any).

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.

SECTION 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means “including without limitation”;

(e) “to” and “until” each mean “to but excluding”;

(f) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(g) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(h) words in the singular include the plural and words in the plural include the singular;

(i) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(j) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the company dated such date prepared in accordance with GAAP; and

(k) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

ARTICLE 2

THE NOTES

SECTION 2.01. Form and Dating. Provisions relating to the Initial Notes are set forth in the Appendix attached hereto (the “Appendix”), which is hereby incorporated in and expressly made a part of this Indenture. The Initial Notes issued on the Closing Date, and any Additional

Notes, shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Initial Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.02. Execution and Authentication. One officer shall sign the Notes for the Company by manual or facsimile signature.

If an officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon written direction of the Company, authenticate and make available for delivery Notes as set forth in the Appendix.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.03. Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrars. The Company initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Notes and (ii) the Notes Custodian with respect to the Global Notes (as defined in the Appendix).

(b) The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 8.07. The Company or any of its domestically organized Restricted Subsidiaries may act as Paying Agent or Registrar.

(c) The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 8.08.

SECTION 2.04. Paying Agent To Hold Money in Trust. Prior to 10:00 a.m. (New York City time) each due date of the principal of and interest on any Note, the Company shall deposit with, or to an account maintained by, the Paying Agent (or if the Company or a Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall promptly notify the Trustee in writing of any default by the Company in making any such payment. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.04, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the Appendix. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.06. The Company shall not be required to make and the Registrar need not register transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to paragraph 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Guarantors, the Paying Agent, the Trustee or the Registrar shall be affected by notice to the contrary.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.07. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the New York Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the New York Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Company.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date, the Stated Maturity Date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder.

SECTION 2.10. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures or deliver canceled Notes to the Company pursuant to written direction by a Responsible Officer. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.11. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12. CUSIP Numbers. The Company in issuing the Notes may use Committee on Uniform Securities Identification Procedures numbers (the “CUSIP numbers”) (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

SECTION 2.13. Designations. For purposes of the 8 3/8% Indenture, the Notes issued pursuant to this Indenture shall constitute “Designated Senior Indebtedness.”

SECTION 2.14. Issuance of Additional Notes. The Company shall be entitled to issue Additional Notes under this Indenture which shall have substantially identical terms as the Initial Notes issued on the Closing Date, other than with respect to the date of issuance, issue price, amount of interest payable on the first payment date applicable thereto and terms of optional redemption, if any; provided that such issuance shall be made in compliance with Section 5.04.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors (or a duly appointed committee thereof) and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of Notes outstanding immediately prior to the issuance of such Additional Notes;

(b) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(c) the issue price and the issue date of such Additional Notes and amount of interest payable on the first payment date applicable thereto; and

(d) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in the Appendix in which any such Global Note may be exchanged in whole or in party for Additional Notes registered, or any transfer of such Global Notes in whole or in party may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

ARTICLE 3

REDEMPTION

SECTION 3.01. Notices to Trustee. If the Company elects to redeem Notes pursuant paragraph 5 of the Notes or is obligated to purchase Notes pursuant to Section 4.09 or Section 4.10, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Notes to be redeemed. The redemption provisions of paragraph 5 of the Notes are fully incorporated herein. The Trustee may conclusively rely on an Officers’ Certificate and the calculations given therein in making any redemption in accordance with paragraph 5 of the Notes.

The Company shall give each notice to the Trustee provided for in this Section 3.01 at least 45 days before the Redemption Date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Company and given to the Trustee, which record date shall be not fewer than 15 days after the date of notice to the Trustee. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 3.02. Selection of Notes To Be Redeemed. If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal amount of Notes that have denominations larger than $1,000. Notes and portions of them the Trustee selects shall be in principal amounts of $1,000 or a multiple thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.03. Notice of Redemption.

(a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Company shall mail a notice of redemption by first class mail to each Holder of Notes to be redeemed at such Holder’s registered address.

(b) Such notice shall identify the Notes to be redeemed and shall state:

(i) the Redemption Date;

(ii) the Redemption Price and the amount of accrued interest (including amounts to be accreted to principal of the Notes) to the Redemption Date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amount of the particular Notes to be redeemed;

(vi) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(vii) the CUSIP number, if any, printed on the Notes being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(c) At the Company’s written request delivered at least 10 days prior to the date such notice is to be given (unless a shorter period shall be acceptable to the Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section 3.03.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the Redemption Price stated in the notice, plus accrued interest to the Redemption Date; provided, however, that if the Redemption Date is after a Regular Record Date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant Regular Record Date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05. Deposit of Redemption Price. Prior to 10:00 a.m. (New York City time) on the Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of, and accrued interest on, all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation. On or after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the principal amount of the Note surrendered.

ARTICLE 4

AFFIRMATIVE COVENANTS

SECTION 4.01. Payment of Notes.

(a) The Company shall pay the principal of and interest on the Notes on or before the dates and in the manner provided in the Notes and in this Indenture. Principal of and interest on the Notes shall be considered paid on the date due if on such date the Trustee or the

Paying Agent holds in accordance with this Indenture money sufficient to pay all principal of and interest on the Notes then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

(b) The Company shall pay interest on overdue principal of the Notes at the rate specified therefor in the Notes and shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02. Commission Reports. Whether or not required by the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding, the Company shall file with the Commission and provide the Trustee, Holders and prospective Holders (upon request) within 15 days after it files or is required to file them with the Commission, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally. The Company also shall comply with the other provisions of TIA § 314(a). The receipt by the Trustee of any such reports and documents pursuant to this Section shall not constitute notice or constructive notice of any information contained in such documents or determinable from information contained in such documents, including the Company’s compliance with any covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.03. Preservation of Corporate Existence. Except as otherwise permitted by Article 6, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, limited liability company, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary (it being understood that legal name change may be made based upon reasonable discretion of the Company) and (b) the rights (charter and statutory) and licenses of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve or keep in full force and effect any such right or license, or the corporate, limited liability company, partnership or other existence of any of its Restricted Subsidiaries if the loss thereof does not and would not reasonably be expected to be materially adverse to the Company and its Subsidiaries taken as a whole.

SECTION 4.04. [Intentionally Omitted].

SECTION 4.05. [Intentionally Omitted].

SECTION 4.06. Compliance Certificate. The Company shall deliver to the Trustee within 90 days of the end of the fiscal year of the Company, an Officers’ Certificate made on behalf of the Company stating that in the course of the performance by the signers of their duties as officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with Section 314(a)(4) of the TIA.

SECTION 4.07. [Intentionally Omitted].

SECTION 4.08. [Intentionally Omitted].

SECTION 4.09. Offer To Purchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, as of the Change of Control Payment Date (the “Change of Control Payment”) in accordance with the terms set forth below (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that, notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this Section 4.09 in the event that it has exercised its right to redeem all the Notes under paragraph 5 of the Notes. The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations in connection with the purchase of Notes pursuant to this Section 4.09. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.09, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.09(a) by virtue thereof.

(b) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the purchase date (which shall be no earlier than 10 Business Days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); and

(iv) the instructions determined by the Company, consistent with this Section 4.09, that a Holder must follow in order to have its Notes purchased.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) pay to the Holders of Notes or portions thereof so tendered an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered. The Company shall promptly mail or deliver by wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Company shall promptly execute and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of $1,000 or a multiple thereof.

(d) In the event that at the time of such Change of Control the terms of the Credit Agreement restrict or prohibit the repurchase of Notes pursuant to this Section 4.09, then prior to the mailing of the notice to Holders provided for in Section 4.09(b) but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Indebtedness under the Credit Agreement or, if doing so will allow the purchase of Notes, offer to repay in full all Indebtedness under the Credit Agreement and repay the Indebtedness under the Credit Agreement of each lender who has accepted such offer, or (ii) obtain the requisite consent under the Credit Agreement to permit the repurchase of the Notes as provided for in Section 4.09(c).

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.09 and such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Any Change of Control may be conditioned on the consummation of a Change of Control.

SECTION 4.10. Offer To Purchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 5.05, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified in this Section 4.10. Each Asset Sale Offer shall remain open for not less than ten (10) Business Days nor more than sixty (60) days immediately following its commencement, except to the extent that a longer period is required by Applicable Law (the “Offer Period”).

(b) Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders which shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 4.10 and Section 5.05 and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount and the Purchase Date;

(iii) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder To Elect Purchase” on the reverse of the Note completed to the Company at the address specified in the notice at least three Business Days before the Purchase Date;

(iv) that Holders shall be entitled to withdraw their election if the Company receives, not later than the second Business Day prior to the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(v) other information required to be included pursuant to Section 3.03.

(c) On or before the Business Day immediately after the termination of the Offer Period (the “Purchase Date”), the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, Notes or portions thereof tendered pursuant to the Asset Sale Offer with an aggregate principal amount equal to the aggregate principal amount required to be purchased pursuant to Section 5.05 plus accrued and unpaid interest, if any, thereon to the Purchase Date (the “Offer Amount”) or, if the aggregate principal amount of Notes tendered is less than the Offer Amount, the Company shall purchase all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. The Company shall promptly (but in any case not later than five (5) Business Days after the Purchase Date) mail or deliver by wire transfer to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note and deliver it to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

SECTION 4.11. [Intentionally Omitted].

SECTION 4.12. Further Assurances. The Company shall, upon the request of Holders, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Indenture.

SECTION 4.13. Future Guarantors. Subject to Section 10.02(b), the Company shall cause each Restricted Subsidiary that becomes a guarantor of the borrowings of the Company under the Credit Agreement to become a Guarantor, and, if applicable, to execute and deliver to the Trustee a supplemental guarantee in the form of Exhibit B pursuant to which such Restricted Subsidiary will guarantee payment of the Notes.

ARTICLE 5

NEGATIVE COVENANTS APPLICABLE TO COMPANY AND ITS SUBSIDIARIES

SECTION 5.01. Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of its obligations under the Notes or this Indenture, and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants (to the extent that it may lawfully do so) that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 5.02. Restricted Payments.

(a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to

(i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock (including any payment in connection with a merger or consolidation involving the Company or any of its Restricted Subsidiaries), except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Capital Stock or Capital Stock convertible into or exchangeable for Disqualified Capital Stock) and (y) dividends or distributions payable to the Company or to a Restricted Subsidiary (and, if the Restricted Subsidiary making such dividend or distribution has equity holders other than the Company or another Restricted Subsidiary, to such equity holders on a pro rata basis),

(ii) purchase, redeem or otherwise acquire for value any shares of Capital Stock of the Company now or hereafter outstanding held by a Person other than the Company or another Restricted Subsidiary,

(iii) make any payment or prepayment of principal or premium, if any, or any redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment, in each case, with respect to, any Subordinated Indebtedness of the Company prior to scheduled maturity, scheduled payment, scheduled repayment or scheduled sinking fund payment thereof (except for any redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment within twelve months of the final maturity thereof), or

(iv) make any Restricted Investments

(the items described in clauses (i), (ii), (iii) and (iv) are referred to as “Restricted Payments”); except that the Company or any Restricted Subsidiary of the Company may make a Restricted Payment if at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default will have occurred and be continuing (or would result therefrom);

(B) the Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 5.04(a) hereof; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after February 16, 2005 (excluding Restricted Payments permitted by Section 5.02(b)(i) through (iv), inclusive, (vii), (viii) and (ix)), would be less than the sum, without duplication, of: (1) Consolidated EBITDA minus 150% of Consolidated Interest Expense for the period (taken as one accounting period) from January 1, 2005 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements of the Company and its Restricted Subsidiaries are available at the time of such Restricted Payment; (2) to the extent that any Restricted Investment that was made after February 16, 2005 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment; (3) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of the “Investment”); (4) net cash dividends or other net cash distributions paid to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries; (5) the aggregate net cash proceeds and fair market value of property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Capital Stock to the extent it remains Disqualified Capital Stock) or other capital contributions subsequent to February 16, 2005 (other than net cash proceeds or property (x) received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary or (y) applied for the purposes of clause (i) of Section 5.02(b)); and (6) aggregate net cash proceeds received by the Company from the issue or sale since February 16, 2005 of debt securities that have been converted into Capital Stock (other than Disqualified Capital Stock to the extent it remains Disqualified Capital Stock) of the Company.

(b) The provisions of Section 5.02(a) will not prohibit any of the following:

(i) the defeasance, redemption or repurchase of (x) Subordinated Indebtedness of the Company permitted to be Incurred under this Indenture with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company or (y) Convertible Preferred Stock or other Capital Stock of the Company with the Net Cash Proceeds from the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than the Disqualified Capital Stock);

(ii) the making by the Company of regularly scheduled payments in respect of any Subordinated Indebtedness of the Company properly under this Indenture in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, any agreement pursuant to which such Subordinated Indebtedness was issued;

(iii) the making by the Company and its Restricted Subsidiaries of Permitted Acquisitions;

(iv) the making by the Company of regularly scheduled dividend payments in respect of 6 3/4% Cumulative Convertible Preferred Stock of the Company in accordance with the terms thereof;

(v) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with Section 5.02(a);

(vi) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries; provided, however, that the aggregate amount of such repurchases shall not exceed $10,000,000 in any calendar year;

(vii) the issuance of common stock of the Company to officers, directors and employees as part of compensation arrangements;

(viii) the making by the Company and its Restricted Subsidiaries of other Restricted Payments not to exceed $25,000,000 in the aggregate since February 16, 2005; and

(ix) the defeasance, redemption of repurchase of the CBT Notes or any Permitted Refinancing Indebtedness related thereto.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

SECTION 5.03. Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to: (a) pay dividends or make any other distributions to the Company with respect to any Capital Stock of such Restricted Subsidiary or any other interest or participation in, or measured by, such Restricted Subsidiary’s profits, or pay any Indebtedness or other obligations owed by such Restricted Subsidiary to the Company or any of the Company’s other Restricted Subsidiaries; (b) make loans or advances to the Company or any of the Company’s other Restricted Subsidiaries; or (c) transfer any of such Restricted Subsidiary’s property or assets to the Company or any of the Company’s other Restricted Subsidiaries, except, in each case, for such encumbrances or restrictions existing under or by reason of: (i) existing Indebtedness and agreements, as in effect at or entered into on the Closing Date; (ii) the Credit Agreement as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings thereof permitted hereunder, provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings are not materially more restrictive with respect to such provisions than those contained in the Credit Agreement on the Closing Date; (iii) this Indenture and the Notes; (iv) Applicable Law; (v) any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or (2) contained in security agreements securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements; (vi) capital leases or purchase money obligations for property acquired in the Ordinary Course of Business that impose restrictions of the nature described in clause (v) above on the property so acquired; (vii) Permitted Refinancing Indebtedness; provided, however, that such restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being Refinanced; (viii) any instrument governing Indebtedness, Capital Stock or assets of a Person acquired by the Company or any of the Company’s Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was created or such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred; (ix) Secured Indebtedness otherwise permitted to be Incurred pursuant to this Indenture that limits the right of the debtor thereunder to dispose of the assets securing such Indebtedness; (x) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (xi) restrictions on deposits or minimum net worth requirements imposed by customers under contracts entered into in the Ordinary Course of Business; (xii) any encumbrance or restriction contained in an agreement evidencing Indebtedness of a Restricted Subsidiary permitted to be Incurred subsequent to the Closing Date pursuant to Section 5.04, (xiii) customary provisions in joint venture agreements, licenses and leases and other similar agreements entered into in the Ordinary Course of Business; (xiv) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and (xv) any encumbrance or restriction in any agreement or instrument of a Receivables Subsidiary governing or in connection with a Qualified Receivables Transaction.

SECTION 5.04. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness) and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to issue any Preferred Stock; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness

(including Acquired Indebtedness), and the Restricted Subsidiaries that are not Guarantors may issue Preferred Stock, if on the date of such Incurrence or issuance and after giving effect thereto, (x) the Consolidated Adjusted Debt to EBITDA Ratio is less than 6.00 to 1.00 and (y) the Consolidated Adjusted Senior Debt to EBITDA Ratio is less than 4:00 to 1:00 (this test being referred to herein as the “Leverage Test”). For the purpose of the calculation of the Leverage Test, with respect to any period included in such calculation, Consolidated EBITDA, the components of Consolidated Interest Expense, and Consolidated Adjusted Debt shall be calculated with respect to such period by the Company in good faith on a pro forma basis (including and consistent with Permitted Adjustments), giving effect to any Permitted Acquisition, Asset Disposition or Incurrence or redemption or repayment of Indebtedness that has given rise to the need for such calculation, has occurred during such period or has occurred after such period and on or prior to the date of such calculation (each a “Subject Transaction”).

(b) The foregoing provisions shall not apply to:

(i) the Incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(ii) the Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness represented by the Notes and the Guarantees (not including any Additional Notes);

(iii)(i) the Purchase Money Indebtedness and mortgage financings (excluding Capital Lease Obligations and Synthetic Lease Obligations) hereafter Incurred by the Company or any of its Restricted Subsidiaries in an aggregate principal amount that does not exceed $70,000,000 at any one time outstanding and Indebtedness hereinafter incurred by the Company or any of its Restricted Subsidiaries under any Channel Financing Facility in an aggregate principal amount that, when taken together with the aggregate then outstanding principal amount of Indebtedness incurred under all other Channel Financing Facilities of the Company and its Restricted Subsidiaries incurred under this clause (iii), does not exceed $30,000,000 at any one time outstanding;

(iv) the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, Refinance, renew, replace, defease or refund, Indebtedness that was permitted by this Indenture to be Incurred by the Company or such Restricted Subsidiary;

(v) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness (A) between or among the Company and any Restricted Subsidiaries of the Company and (B) consisting of debits and credits among the Company and its Subsidiaries pursuant to the Centralized Cash Management System; provided, however, that (1) any intercompany Indebtedness which is borrowed by the Company or a Guarantor from a Restricted Subsidiary that is not a Guarantor shall be expressly subordinated to the Notes or such Guarantor’s Guarantee and (2) (x) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or

(y) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, or a lender or agent upon exercise of remedies under a pledge of such Indebtedness under the Credit Agreement, shall be deemed, in each case of the foregoing clauses (2)(x) and (y), to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(vi) the Incurrence by the Company or any of its Restricted Subsidiaries of Interest Swap Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

(vii) Indebtedness of the Company or any Restricted Subsidiary under the Credit Agreement in an aggregate amount at any time outstanding not to exceed $900,000,000, less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Proceeds applied to repayments under the Credit Agreement in accordance with the covenant described under Section 5.05;

(viii) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Currency Agreements;

(ix) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the Ordinary Course of Business;

(x) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, completion guarantees, letters of credit surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations Incurred in the Ordinary Course of Business;

(xi) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this Section 5.04;

(xii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with an Asset Disposition permitted by this Indenture or other sale or disposition of assets permitted under this Indenture;

(xiii) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness under the first paragraph of this Section 5.04 pursuant to the Leverage Test after giving effect to the Incurrence of such Indebtedness pursuant to this clause (xiii);

(xiv) (i) Indebtedness represented by Capital Lease Obligations (other than Capital Lease Obligations described in the following clause (ii)) and Synthetic Lease Obligations hereinafter incurred by the Company or any of its Restricted Subsidiaries in an aggregate principal amount that, when taken together with the Remaining Present Value of such outstanding Capital Lease Obligations and Synthetic Lease Obligations relating to Sale and Leaseback Transactions entered into in accordance with Section 8.05(b)(ii) of the Credit Agreement (as in effect on the date hereof), does not exceed $150,000,000 at any time outstanding and (ii) Indebtedness represented by Capital Lease Obligations in connection with the Data Center Sale and Leaseback Transactions and the Wireless Tower Sale and Leaseback Transactions and in each case otherwise in compliance with the conditions set forth in the applicable definition thereof; provided that (x) the aggregate outstanding Remaining Present Value of (A) all leases entered into in connection with all Data Center Sale and Leaseback Transactions, plus (B) all leases entered into in connection with all Wireless Tower Sale and Leaseback Transactions, plus (y) all Indebtedness represented by Capital Lease Obligations and Synthetic Lease Obligations entered into under clause (i) does not at any time exceed $250,000,000 in the aggregate;

(xv) the Incurrence of other Indebtedness not to exceed $100,000,000 in aggregate principal amount at any time outstanding; and

(xvi) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants, indemnities and performance guarantees customarily entered into in connection with a Receivables financing) to the Company or to any Restricted Subsidiary of the Company or its assets (other than such Receivables Subsidiary and its subsidiaries and assets), in an amount not to exceed $150,000,000 in aggregate principal amount at any time outstanding.

(c) For purposes of determining compliance with this Section 5.04, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xvi) of the immediately preceding paragraph or is entitled to be Incurred pursuant to Section 5.04(a), the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this Section 5.04 and will only be required to include the amount and type of such Indebtedness in one of such clauses of Section 5.04(b) or pursuant to Section 5.04(a); provided that Indebtedness outstanding under the Credit Agreement as of the Closing Date shall be deemed to have been Incurred pursuant to clause (vii) of Section 5.04(b). Accrual of interest, accretion of accreted value, amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms as the Indebtedness on which such interest is being paid and any other issuance of securities paid-in-kind shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 5.04, but such amounts shall be included in Consolidated Adjusted Debt to the extent provided for in such definition. In addition, the Company may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause of Section 5.04(b) or to Indebtedness properly Incurred under Section 5.04(a), provided that the Company would be permitted to Incur such item of Indebtedness (or portion thereof) pursuant to such other clause of Section 5.04(b) or Section 5.04(a), as the case may be, at such time of reclassification.

SECTION 5.05. Asset Dispositions.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Disposition (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as a whole shall be governed by the provisions of Article 6 and not by the provisions of this Section 5.05) unless: (i) the consideration received is at least equal to the fair market value of such assets (except as the result of (x) any foreclosure or sale by the lenders under the Credit Agreement or (y) Net Proceeds received from an insurer or a Governmental Authority, as the case may be, in the event of loss, damage, destruction or condemnation); and (ii) in the case of Asset Dispositions that are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash and Cash Equivalents; provided, however, that for purposes of this Section 5.05(a), the following are deemed to be cash: (x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to any arrangement releasing the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after the Asset Disposition (to the extent of the cash received).

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Disposition, the Company or the Restricted Subsidiary making such Asset Disposition, as the case may be, may, at its option, apply such Net Proceeds (i) to permanently reduce Indebtedness Incurred by the Company under the Credit Agreement or any Indebtedness of the Restricted Subsidiaries of the Company which are not Guarantors, or to purchase the Notes (with the consent of the Holders thereof to the extent required) or Indebtedness ranking pari passu with the Notes (and to correspondingly reduce commitments with respect thereto, to the extent applicable) or (ii) to the acquisition of a controlling interest in another business, the making of Capital Expenditures or the investment in or acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company and its Subsidiaries engaged in at the time such assets were sold or in a business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit Indebtedness under the Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Dispositions that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25,000,000, the Company shall make an offer (an “Asset Sale Offer”) pursuant to Section 4.10 to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, thereon to the date of purchase, in accordance with the procedures set forth in Section 4.10; provided, however, that if the Company elects (or is required by the terms of any other Indebtedness (other than Subordinated Indebtedness or Disqualified Capital Stock) of the Company), such Asset Sale Offer may be made ratably to purchase the Notes and other Indebtedness (other than Subordinated Indebtedness or Disqualified Capital Stock) of the Company. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this provision. To the extent that the provisions of any securities laws or regulations conflict with this provision, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this provision by virtue thereof.

SECTION 5.06. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other services) with any Affiliate of the Company (each an “Affiliate Transaction”), except:

(a) the performance of any agreements as in effect as of the Closing Date or the consummation of any transaction contemplated thereby (including pursuant to any amendment thereto so long as any such amendment is not disadvantageous to the Holders of the Notes in any material respect);

(b) transactions (i) the terms of which are not materially less favorable to the Company or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company and (ii) with respect to which the Company delivers to the Trustee (A) with respect to any Affiliate Transaction involving aggregate consideration in excess of $25,000,000, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company, and (B) with respect to any Affiliate Transaction or series of Affiliate Transactions involving in excess of $50,000,000, an opinion as to the fairness of such Affiliate Transaction to the Company from a financial point of view issued by an Independent Qualified Party;

(c) payment of customary compensation to officers, employees, consultants and investment bankers for services actually rendered to the Company or such Restricted Subsidiary, including indemnity;

(d) payment of director’s fees plus expenses and customary indemnification of directors;

(e) the payment of the fees, expenses and other amounts payable by the Company and its Restricted Subsidiaries in connection with the offering of the Notes;

(f) Restricted Payments permitted by Section 5.02 and Permitted Investments;

(g) transactions (x) between or among the Company and its Restricted Subsidiaries, (y) between and among the Restricted Subsidiaries and (z) between or among the Company and/or its Subsidiaries pursuant to the Centralized Cash Management System;

(h) any licensing agreement or similar agreement entered into in the Ordinary Course of Business relating to the use of technology or intellectual property between any of the Company and its Subsidiaries, on the one hand, and any company or other Person which is an Affiliate of the Company or its subsidiaries by virtue of the fact that Person has made an Investment in or owns any Capital Stock of such company or other Person which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(i) the issuance of payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements approved by the Board of Directors of the Company in good faith and customary loans and advances to employees of the Company, or any Restricted Subsidiary of the Company to the extent otherwise permitted in this Indenture;

(j) sales, contributions, conveyances and other transfers of Receivables and related assets of the type specified in the definition of Qualified Receivables Financing to a Receivables Subsidiary or any other similar transaction in connection with any Qualified Receivables Transaction; and

(k) transactions permitted under the indenture governing the 7 1/4% Notes, 7% Notes or 8 3/8% Notes.

SECTION 5.07. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (other than (a) Liens securing Guarantees and Obligations incurred pursuant to Section 5.04(b)(vii) and (b) Permitted Liens) on any asset now owned or hereafter acquired to secure any Indebtedness of the Company or such Restricted Subsidiary; provided that the Company or any Restricted Subsidiary may create, incur or assume Liens to secure any Indebtedness or a Guarantee thereof, so long as concurrently with the incurrence or assumption of such Lien the Company or such Restricted Subsidiary effectively provides that the Notes shall be secured equally and ratably with (or prior and senior to, in the case of Liens with respect to Subordinated Indebtedness) such Indebtedness, so long as such Indebtedness shall be so secured.

SECTION 5.08. Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, transfer, convey, sell, issue, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or another Restricted Subsidiary of the Company), unless such transfer, conveyance, sale, lease or other disposition shall be made in accordance with the provisions of Section 5.05, including the provisions of Section 5.05 governing the application of Net Proceeds from such transfer, conveyance, sale, lease or other disposition; provided, however, that this Section 5.08 shall not restrict any pledge of Capital Stock of the Company and its Restricted Subsidiaries securing Indebtedness under the Credit Agreement or other Indebtedness permitted to be secured by Section 5.07.

SECTION 5.09. [Intentionally Omitted].

SECTION 5.10. Conduct of Business. The Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to engage in any business other than business of the type engaged in at the date hereof and any business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof.

SECTION 5.11. [Intentionally Omitted].

SECTION 5.12. [Intentionally Omitted].

SECTION 5.13. Fall Away Event. In the event of the occurrence of a Fall Away Event:

(a) Sections 4.13, 5.02, 5.03, 5.04, 5.05, 5.06, 5.07, 5.08 and 6.01(c) and the definitions relevant thereto shall each no longer be in effect for the remaining term of the Notes and any Note Guarantees then in effect shall be automatically released.

(b) From and after the date of the Fall Away Event, the Company shall not, and shall not permit any Subsidiary of the Company to, issue, assume or guarantee any Debt if such Debt is secured by any Lien upon any Principal Property of the Company or any Subsidiary of the Company, whether owned at the date of the Fall Away Event or thereafter acquired, without effectively securing the Notes equally and ratably with such Debt. The foregoing restriction does not apply to:

(1) (i) Liens on any property acquired, constructed or improved after the date of the Fall Away Event (including Liens on Capital Stock) which are created or assumed within 24 months after such acquisition, construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within such 24 month period) to secure or provide for the payment of the purchase price or cost thereof incurred after the date of the Fall Away Event, or (ii) existing Liens on property acquired (including Liens on Capital Stock), provided such Liens shall not apply to any property (or Capital Stock) theretofore owned by the Company or a Subsidiary of the Company;

(2) Liens existing on any property (including Liens on Capital Stock) acquired from a Person merged with or into the Company or a Subsidiary of the Company;

(3) Liens on property (including Liens on Capital Stock) of any Person existing at the time it becomes a Subsidiary;

(4) Liens securing Debt owed by a Subsidiary of the Company to the Company or to another Subsidiary of the Company;

(5) Liens in favor of governmental bodies to secure advance or other payments pursuant to any contract or statute or to secure Indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Liens;

(6) Liens securing tax exempt Indebtedness of the Company or a Subsidiary of the Company;

(7) banker’s Liens and rights of offset of the holders of Indebtedness of the Company or a Subsidiary of the Company on monies deposited by the Company or a Subsidiary of the Company with such holders of Indebtedness in the Ordinary Course of Business of the Company or any such Subsidiary of the Company; or

(8) Liens for extending, renewing or replacing Debt secured by any Lien referred to in the foregoing clauses (1) to (7) inclusive or in this clause or any Lien existing on the date of the Fall Away Event, provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

Such restriction does not apply to the issuance, assumption or guarantee by the Company or any Subsidiary of the Company of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt (not including secured Debt permitted under the foregoing exceptions) and the Value of Significant Sale and Leaseback Transactions existing at such time (other than Significant Sale and Leaseback Transactions the proceeds of which have been applied to the retirement of the Notes or of Funded Debt or to the purchase of other Principal Property, and other than Significant Sale and Leaseback Transactions in which the property involved would have been permitted to be subject to a Lien under clause (1) above), does not exceed 15% of Consolidated Net Tangible Assets.

(c) From and after the date of the Fall Away Event, the Company will not, and will not permit any Subsidiary of the Company to, enter into any Significant Sale and Leaseback Transactions (except for leases between the Company and a Subsidiary of the Company or between Subsidiaries of the Company) unless the net proceeds of such sale are at least equal to the fair market value of the subject Principal Property and:

(1) the Company or such Subsidiary of the Company would be entitled to incur Debt secured by a Lien on the property to be leased without securing the Notes pursuant to clause (1) of paragraph (b) above or

(2) the Value thereof would be an amount permitted under the last sentence of paragraph (b) above or

(3) the Company or any of its Subsidiaries applies an amount equal to the fair market value of such Principal Property

(a) to the retirement of Funded Debt of the Company or a Subsidiary of the Company or

(b) to the purchase of Principal Property (other than that involved in such Sale and Leaseback Transaction).

(d) Notwithstanding the preceding paragraphs (b) and (c), any Liens incurred or Significant Sale and Leaseback Transactions entered into prior to the date of the Fall Away Event shall be deemed permitted under such paragraphs whether or not such Liens and Significant Sale and Leaseback Transactions would otherwise be permitted to exist.

ARTICLE 6

SUCCESSOR COMPANY

Notwithstanding anything in this Indenture to the contrary:

SECTION 6.01. Merger, Consolidation, or Sales of Assets of the Company. The Company shall not consolidate with or merge with or into (whether or not the Company is the surviving entity), or directly and/or indirectly through its Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole in one or more related transactions to, any other Person, unless:

(a) the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by a supplemental indenture hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the Obligations of the Company under the Notes and this Indenture;

(b) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(c) immediately after giving effect to such transaction, either (i) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to

Section 5.04(a); or (ii) the Consolidated Adjusted Debt to EBITDA Ratio would be equal to or less than such ratio immediately prior to giving effect to such transaction; and

(d) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) are permitted by and comply with this Indenture.

Notwithstanding the foregoing: (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Guarantor and (ii) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

SECTION 6.02. Successor Company Substituted. The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets shall not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE 7

EVENTS OF DEFAULT; REMEDIES SECTION

SECTION 7.01. Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) a default in any payment of interest on any Note when due and payable continues for a period of 30 days;

(b) a default in any payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

(c) the failure of the Company or any Subsidiary to comply with its obligations under Article 6 of this Indenture;

(d) the failure by the Company or any Subsidiary to comply with any of its obligations under Section 4.02, 4.09 (other than a failure to purchase Notes), 4.13 or Article 5 of this Indenture and such failure continues for 60 days after a Notice of Default;

(e) the failure by the Company or any Subsidiary to comply with its other agreements contained in the Notes or this Indenture and such failure continues for 60 days after a Notice of Default;

(f) the failure by the Company or any Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $35,000,000 or its foreign currency equivalent;

(g) the rendering of any judgment or decree for the payment of money in excess of $35,000,000 or its foreign currency equivalent against the Company or a Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed, and is not adequately covered by insurance or indemnities which have been cash collateralized;

(h) the Company or any Significant Subsidiary, within the meaning of Bankruptcy Law:

(i) commences a voluntary case or proceeding,

(ii) consents to the entry of a decree or order for relief against it in an involuntary case or proceeding or to the commencement of any case or proceeding against it,

(iii) consents to the filing of a petition or to the appointment of or taking possession by a Custodian (as defined below) of it or for all or any substantial part of its property,

(iv) makes or consents to the making of a general assignment for the benefit of its creditors, or

(v) generally is not paying, or admits in writing that it is not able to pay its debts as they become due; or

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case or proceeding;

(ii) appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or any substantial part of the property of the Company or any of its Subsidiaries or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any of the foregoing; or

(iii) orders the winding up or liquidation of the Company or any of its Significant Subsidiaries or adjudges any of them as bankrupt or insolvent.

The term “Custodian” means any custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under Section 7.01(d) or (e) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the default and the Company does not cure such default within the time specified in clause 7.01(d) or (e) after receipt of such notice.

SECTION 7.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 7.01(h) or (i) with respect to the Company) occurs and is continuing, the Trustee or the Holders of 25% or more in principal amount of the then outstanding Notes, may, by notice to the Company, declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in Section 7.01(h) or (i) with respect to the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may rescind any such acceleration with respect to the Notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal of or interest on Notes that has become due solely because of such acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Company shall give prompt notice (which in any event shall be within five (5) Business Days of the event) to the Trustee and the Holders of the occurrence of any Event of Default and the rescission, cure or waiver of any Event of Default.

SECTION 7.03. Other Remedies. Notwithstanding any other provision of this Indenture, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding in its own name and as trustee of an express trust even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 7.04. Waiver of Past Defaults. The Holders of a majority in principal amount of the Notes by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 11.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 7.05. Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 8.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 7.06. Limitation on Suits.

(a) Except to enforce the right to receive payment of principal of or interest on the Notes when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) the Holder has previously given to the Trustee written notice stating that an Event of Default has occurred and is continuing;

(ii) the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with the request during such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 7.07. Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 7.08. Collection Suit by Trustee. If an Event of Default specified in Section 7.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue portion of the principal amount and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 8.07.

SECTION 7.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company or any Subsidiary, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 8.07.

SECTION 7.10. Priorities. If the Trustee collects any money or property pursuant to this Article 7, it shall pay out the money or property in the following order:

FIRST: to the Trustee for its fees (excluding expenses and indemnities) due under Section 8.07;

SECOND: to the Trustee for amounts (other than those set forth in clause FIRST) due under Section 8.07;

THIRD: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

FOURTH: to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10. At least 15 days before such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.

SECTION 7.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.06 or a suit by Holders of more than 10% in principal amount of the Notes.

ARTICLE 8

TRUSTEE

SECTION 8.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of Section 8.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(e) Every provision of this Indenture that in any way relates to the Trustee is subject to Sections 8.01(a), 8.01(b) and 8.01(c).

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(g) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall extend to the Registrar, Notes Custodian, Paying Agent and an authenticating agent and be subject to the provisions of this Section 8.01 and to the provisions of the TIA.

SECTION 8.02. Rights of Trustee.

Subject to the provisions of Section 8.01:

(a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document or as to whether or not an Event of Default shall have occurred unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind of reason of such inquiry or investigation.

(g) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders, pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred therein or thereby.

(i) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(l) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 8.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 8.10 and 8.11.

SECTION 8.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture, or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be responsible for any conduct or omission by the Company or the occurrence of any Event of Default.

SECTION 8.05. Notice of Defaults. If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall mail to each Holder notice of the Default (“Notice of Default”) within 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in payment of principal, premium (if any) of or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. If a Notice of

Default has been given to the Company by the Holders, a copy of such Notice of Default shall be delivered by the Company to the Trustee. Except as expressly provided herein, the Trustee shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein, or in any of the documents executed in connection with the Notes, or as to the existence of a Default or Event of Default hereunder or thereunder, and may assume that no such Default or Event of Default has occurred unless it has actual knowledge or received written notice thereof.

SECTION 8.06. Reports by Trustee to Holders. As promptly as practicable after each year beginning with the year 2004 following the date of this Indenture, and in any event prior to February 1 in each year, the Trustee shall mail (if required by Section 313(a) of the TIA) to each Holder a brief report dated as of the preceding year that complies with Section 313(a) of the TIA. The Trustee shall also comply with Section 313(b) of the TIA.

A copy of each report at the time of its mailing to Holders shall be filed with the Commission and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 8.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time compensation for its services as may be agreed to between the Trustee and the Company in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee against any and all loss, liability or expense (including reasonable and documented attorneys’ fees) incurred by or in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company of its indemnity obligations hereunder. The Company shall defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense. Such indemnified parties may have separate counsel and the Company shall pay the fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and such parties in connection with such defense; provided, further, however, that the selection of the Company’s counsel shall be reasonably acceptable to the Trustee. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct or negligence.

To secure the Company’s payment obligations in this Section 8.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Company’s obligations pursuant to this Section 8.07 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Sections 7.01(h) and (i) with respect to the Company or any of its Subsidiaries, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.

SECTION 8.08. Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Company in writing in accordance with the provisions of Section 13.02. Any resignation of the Trustee shall be effective immediately upon receipt by the Company of such notice (unless such notice shall specify a later time as the effective time of such resignation, in which case such later time shall be the effective time), and the resignation of the Trustee shall not prejudice any rights of the Trustee to receive any compensation, any reimbursement of any expenses or any indemnity or right to being defended and held harmless under this Indenture. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

(i) the Trustee fails to comply with Section 8.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 8.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense) or the Holders of

10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 8.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 shall continue for the benefit of the retiring Trustee.

SECTION 8.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers or sells all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion, sale or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 8.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a). The Trustee shall have, or in the case of a corporation included in a bank holding company system, the related bank holding company shall have, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b), subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 8.11. Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

SECTION 8.12. Appointment of Co-Trustee. It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction (including the law of the State of New York) denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that, in case of litigation under this Indenture, and in particular in the case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted, or take any action which may be desirable or necessary in connection therewith, it may be necessary that an additional individual or institution act as a separate or Co-Trustee.

In the event that the Trustee shall appoint an additional individual or institution as a separate or Co-Trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or Co-Trustee, but only to the extent necessary to enable any separate or such separate or Co-Trustee to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by any separate or such separate or Co-Trustee shall run to and be enforceable by either of them.

Should any instrument in writing from the Company be required by the separate or Co-Trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to it such estates, property, rights, powers, trusts, duties, and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Company. In case the Co-Trustee or a successor to either shall die or become incapable of acting, resign, or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of any separate or such separate or Co-Trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment by the Trustee of a successor to any separate or such separate or Co-Trustee or a new separate or Co-Trustee. Any separate or Co- Trustee appointed by the Trustee pursuant to this section may be removed by the Trustee , in which case all powers, rights and remedies vested in the separate or Co-Trustee shall again vest in the Trustee as if no such appointment as a separate or Co-Trustee had been made.

ARTICLE 9

DISCHARGE OF INDENTURE; DEFEASANCE SECTION

SECTION 9.01. Discharge of Liability on Notes; Defeasance.

(a) When (i) all outstanding Notes (other than Notes replaced or paid pursuant to Section 2.07) have been canceled or delivered to the Trustee for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to Article 3 hereof, and the Company irrevocably deposits with the Trustee funds in an amount sufficient, or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), to pay the principal amount of and interest on the outstanding Notes when due at maturity or upon redemption of all outstanding Notes, including interest thereon to maturity or such Redemption

Date (other than Notes replaced or paid pursuant to Section 2.07), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 9.01(c), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.

(b) Subject to Sections 9.01(c) and 9.02, the Company at any time may terminate (i) all of its obligations under the Notes and this Indenture (“legal defeasance option”) or (ii) its obligations under Article 4 and Article 5, and the operation of Sections 6.01(c), 7.01(f), 7.01(g), 7.01(h) (with respect to Significant Subsidiaries) and 7.01(i) (with respect to Significant Subsidiaries) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 7.01(d), 7.01(f), 7.01(g), 7.01(h) (with respect only to Significant Subsidiaries) or 7.01(i) (with respect only to Significant Subsidiaries) or the failure of the Company to comply with Section 6.01(c).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding paragraphs (a) and (b) above, the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 8.07, 8.08 and in this Article 9 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 8.07, 9.05 and 9.06 shall survive.

SECTION 9.02. Conditions to Defeasance.

(a) The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Company irrevocably deposits in trust with the Trustee money in an amount sufficient, or U.S. Government Obligations the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of and interest on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such Redemption Date;

(ii) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 123 days pass after the deposit is made and during the 123-day period no Default specified in Sections 7.01(h) and (i) with respect to the Company occurs which is continuing at the end of the period;

(iv) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(v) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(vi) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(vii) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article 9 have been complied with.

(b) Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

SECTION 9.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 9. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

The Trustee shall be under no liability for interest on any money and U.S. Government Obligations received by it in respect of the outstanding Notes except as the Trustee may, at its sole option, otherwise agree with the Company.

SECTION 9.04. Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any money or U.S. Government Obligations held by them as provided in this Article 9 which, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article 9.

If money for the payment of principal of or interest on the Notes has been deposited with the Trustee or Paying Agent and remains unclaimed for two years after such amount is due and payable, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, the Trustee and the Paying Agent shall have no further liability for such funds and Holders entitled to the money must look only to the recipient and not to the Trustee for payment.

SECTION 9.05. Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 9.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 9 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 9 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 9; provided, however, that, if the Company has made any payment of interest on principal of any Notes because of the reinstatement of its Obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 10

GUARANTEES

SECTION 10.01. Guarantees.

(a) The Restricted Subsidiaries of the Company that Guarantee borrowings by the Company under the Credit Agreement, and certain future subsidiaries of the Company, as primary obligors and not merely as sureties, hereby jointly and severally, irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, all obligations of the Company under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such

Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (v) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 10.02(b).

(c) Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Sections 9.01 and 10.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f) Except as expressly set forth in Sections 9.01 and 10.02, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Company to the Holders and the Trustee.

(h) Each Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 7 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 7, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

(i) Each Guarantor also agrees to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.01.

(j) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 10.02. Limitation on Liability.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) Any Guarantee of any Guarantor shall terminate and be of no further force or effect and such Subsidiary Guarantor shall be deemed to be released from all obligations under this Article 10: (i) in connection with any sale of all of the Capital Stock of such Guarantor (including by way of merger or consolidation) to a Person or group of Persons that is not (either or after giving effect to such transaction) an Affiliate of the Company, if such sale is made in compliance with Section 5.05 and, to the extent applicable, Section 6.01; (ii) if the Company designates such Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture; or (iii) if such Guarantor is released from its Guarantee of borrowings by the Company under the Credit Agreement.

In the event that the conditions specified in this Section 10.02(b) are satisfied and the Company delivers to the Trustee an Opinion of Counsel and an Officers’ Certificate to that effect, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

SECTION 10.03. Successors and Assigns. Each Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

SECTION 10.04. Execution of Supplemental Guarantee for Future Guarantors. Each Subsidiary which is required to become a Guarantor pursuant to Section 4.13 shall promptly execute and deliver to the Trustee a supplemental guarantee in the form of Exhibit C hereto pursuant to which such Subsidiary shall become a Guarantor under this Article 10 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental guarantee to this Indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental guarantee has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and or to such other matters as the Trustee may reasonably request.

SECTION 10.05. Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

SECTION 10.06. Endorsement of Guarantees. To evidence its Guarantee set forth in this Article 10, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form of Exhibit C to this Indenture shall be endorsed by an officer of such Guarantor on each Global Note and delivered by the Company; provided that the Guarantee set forth in this Article 10 shall remain in full force and effect notwithstanding any failure of a Guarantor to endorse on each Note a notation of Guarantee.

ARTICLE 11

AMENDMENTS

SECTION 11.01. Without Consent of Holders.

(a) The Company, the Guarantors and the Trustee may amend this Indenture or the Notes without notice to or consent of any Holder to:

(i) cure any ambiguity, omission, defect or inconsistency;

(ii) provide for the assumption by a successor corporation of the obligations of the Company under this Indenture;

(iii) provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv) add additional Guarantees of the Notes;

(v) secure the Notes;

(vi) add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(vii) comply with any requirement of the Commission in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(viii) make any change that does not adversely affect the rights of any Holder, subject to the provisions of this Indenture;

(ix) provide for the issuance of the Additional Notes;

(x) change the name or title of the Notes, and any conforming changes related thereto; or

(xi) to conform the text of this Indenture, the Notes or the Guarantees to any provision of the Section titled “Description of Notes” within the prospectus supplement dated September 30, 2009 to the extent that such provision in this Indenture, the Notes or the Guarantees was intended to be a verbatim recitation of a provision of the Section titled “Description of Notes” within the prospectus supplement dated September 30, 2009.

(b) After an amendment under this Section 11.01 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 11.01.

SECTION 11.02. With Consent of Holders.

(a) The Company, the Guarantors and the Trustee may amend this Indenture or the Notes without notice to any Holder but with the written consent of the Required Holders (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each Holder affected, an amendment may not:

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement, waiver or modification;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal amount of or change the Stated Maturity of any Note;

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Section 6 of the Notes;

(v) make any Note payable in money other than that stated in the Note;

(vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii) make any change in Section 7.04 or 7.07 or the second sentence of this Section 11.02(a);

(viii) make any change in the ranking or priority of any Note or Note Guarantee that would adversely affect the Holders; or

(ix) release, other than in accordance with this Indenture, any Note Guarantee or collateral securing the Notes.

It shall not be necessary for the consent of the Holders under this Section 11.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(b) After an amendment under this Section 11.02 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 11.02.

SECTION 11.03. Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 11.04. Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from the Company certifying that the requisite number of consents have been received. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Company or the Trustee of the requisite number of consents, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Company and the Trustee.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 11.05. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 11.06. Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 11 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 8.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Company and the Guarantors enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 11.03).

ARTICLE 12

[INTENTIONALLY OMITTED]

ARTICLE 13

MISCELLANEOUS

SECTION 13.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in, this Indenture by operation of TIA §§ 310 to 318, inclusive, such imposed duties or incorporated provision shall control.

SECTION 13.02. Notices. Any notice or communication shall be in writing and delivered in person, mailed by first-class mail addressed as follows or transmitted via telecopy (or other facsimile device) with receipt confirmed as set forth below:

if to the Company:

Cincinnati Bell Inc.

201 East Fourth Street

Cincinnati, Ohio 45202

Attention: Gary Wojtaszek

(facsimile no.: (513) 397-4177)

with copies to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention: William V. Fogg, Esq.

(facsimile no.: (212) 474-3700)

if to the Trustee:

The Bank of New York Mellon

101 Barclay Street – 8W

New York, New York 10286

Attention: Corporate Trust Administration

(facsimile no.: (212) 815-5704/5707)

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 13.03. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 13.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.06) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 13.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent hereunder, Notes owned by the Company, any Subsidiary or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Subsidiary shall in each case be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.08. Legal Holidays. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a Regular Record Date is a Legal Holiday, the record date shall not be affected.

SECTION 13.09. GOVERNING LAW. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 13.10. No Recourse Against Others. A director, officer, employee, stockholder or member, as such, of the Company or any of the Subsidiaries shall not have any liability for any obligations of the Company or any of the Subsidiaries under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 13.11. Successors. All agreements of the Company and each Subsidiary in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12. Multiple Originals; Counterparts. The parties may sign any number of counterparts of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 13.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14. Incorporation. All Exhibits and Schedules attached hereto are incorporated as part of this Indenture as if fully set forth herein.

SECTION 13.15. Intent To Limit Interest to Maximum. In no event shall the interest rate payable on the Notes under this Indenture, plus any other amounts paid by the Company to the Holders in connection therewith, exceed the highest rate permissible under law that a court of competent jurisdiction shall, in the final determination, deem applicable. The Company and the Trustee, in executing and delivering this Indenture, intend legally to agree upon the rate or rates of interest and the manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Indenture, the Company is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Company in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of any Notes then outstanding to the extent of such excess, or, if such excess exceeds the then outstanding principal, such excess shall be first set off against any other amounts then due and owing by the Company and refunded to the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

COMPANY:

CINCINNATI BELL INC.

By:
Name:
Title:

GUARANTORS:

CINCINNATI BELL ENTERTAINMENT INC.
CINCINNATI BELL COMPLETE PROTECTION INC.
CINCINNATI BELL TELECOMMUNICATION SERVICES LLC
BRCOM INC.
CINCINNATI BELL TECHNOLOGY SOLUTIONS INC.
CINCINNATI BELL WIRELESS COMPANY
CINCINNATI BELL WIRELESS LLC
CINCINNATI BELL SHARED SERVICES LLC
GRAMTEL INC.
CBTS SOFTWARE LLC
CINCINNATI BELL ANY DISTANCE INC.
IXC INTERNET SERVICES, INC.
EVOLVE BUSINESS SOLUTIONS LLC

By:
Name:
Title:	Treasurer

TRUSTEE:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

S-1

APPENDIX

PROVISIONS RELATING TO NOTES

1.	Definitions

1.1 Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Additional Notes” means, subject to compliance with Sections 2.02 and 5.04 hereof, an unlimited principal amount of [    ]% Senior Notes due 2017 issued from time to time after the Closing Date under the terms of the Indenture (other than pursuant to Section 2.06, 2.07, 2.09 or 3.06 of the Indenture).

“Definitive Note” means a certificated Note.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Global Note Legend” means the legend set forth in Section [    ] hereof, which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the Notes issued or issuable in the global form of Exhibit A hereto issued in accordance with Section [            ] of the Indenture.

“Notes” means (1) $500,000,000 aggregate principal amount of [ ]% Senior Notes due 2017 issued on the Closing Date and (2) Additional Notes, if any.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor Person thereto and shall initially be the Trustee.

“Securities Act” means the Securities Act of 1933.

“Underwriters” means (1) with respect to the Notes issued on the Closing Date, Morgan Stanley & Co. Incorporated and the underwriters listed in Schedule A to the Underwriting Agreement and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Underwriting Agreement.

“Underwriting Agreement” means (1) with respect to the Notes issued on the Closing Date, the Underwriting Agreement dated September [    ], 2009, among the Company, the Guarantors and the Purchasers, and (2) with respect to each issuance of Additional Notes, the

APP-1

purchase agreement or underwriting agreement among the Company, the Guarantors and the Persons purchasing such Additional Notes.

1.2 Other Definitions.

Term	Defined in Section:

“Agent Members”	2.1(b)

2.	The Notes.

2.1

(a) Form and Dating. The Initial Notes issued on the Closing Date will be offered and sold by the Company pursuant to on Underwriting Agreement. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend and the “Schedule of Exchanges in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, the Depositary or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of the Indenture. Additional Notes offered after the Closing Date may be sold in accordance with applicable law.

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding

APP-2

the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Certificated Notes. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Closing Date, an aggregate principal amount of $500,000,000 [    ]% Senior Notes due 2017, and (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of the Indenture, in each case upon a written order of the Company signed by one Officer or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.14 of the Indenture, shall certify that such issuance is in compliance with Section 5.04 of the Indenture.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing.

(b) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

APP-3

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 and such other procedures as may from time to time be adopted by the Company.

(c) Legend.

(i) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO ARTICLE II OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF CINCINNATI BELL INC. OR ANY SUCCESSOR THERETO.”

(ii) OID Legend. Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS:

APP-4

CINCINNATI BELL INC., 201 EAST FOURTH STREET, CINCINNATI, OHIO 45202, ATTENTION: [            ]”

Additionally, for so long as DTC is the Depositary with respect to any Global Note, each such Global Note shall also bear a legend in substantially the following form:

“UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE), TO CINCINNATI BELL INC. OR ANY SUCCESSOR THERETO OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(d) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate certificated Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.09, 4.10 and 11.05 of the Indenture).

(iii) The Registrar shall not be required to register the transfer of or exchange of (a) any Definitive Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part or (b) any Note for a period of 15 days before a mailing of a notice with respect to Notes to be redeemed or during the period between a record date and the corresponding interest payment date.

APP-5

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(f) No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

2.4 Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and in either event a successor depositary is not appointed by the Company within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing and DTC notifies the Trustee of its decision to exchange the Global Notes, or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under the Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository or the Notes Custodian to the Trustee located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $2,000 principal amount and any

APP-6

integral multiples of $1,000 in excess thereof and registered in such names as the Depository shall direct.

(c) Subject to the provisions of Section 2.4(b), the Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a), the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

APP-7

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

[Insert the Global Note Legends, if applicable, pursuant to the provisions of the Indenture]

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO ARTICLE 2 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF CINCINNATI BELL INC. OR ANY SUCCESSOR THERETO.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE), TO CINCINNATI BELL INC. OR ANY SUCCESSOR THERETO OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[Insert the OID Legend, if applicable, pursuant to the provisions of the Indenture]

[THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: CINCINNATI BELL INC., 201 EAST FOURTH STREET, CINCINNATI, OHIO 45202, ATTENTION: [                    ]

No. [ ]	$

CUSIP No.

[    ]% Senior Note due 2017

CINCINNATI BELL INC., an Ohio corporation, promises to pay to                     , or registered assigns, the principal amount of [                    ] Dollars on [                    ], 2017 (the “Stated Maturity Date”).

Interest Payment Dates: [                    ] and [                    ], commencing [                    ], 2009.

Record Dates: [                    ] and [                    ].

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

CINCINNATI BELL INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bank of New York Mellon, Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF INITIAL NOTE]

[    ]% Senior Note due 2017

1.	Interest

CINCINNATI BELL INC., an Ohio corporation (the “Company”), promises to pay interest on the principal amount of this Note at [    ]% per annum from the most recent date to which interest has been paid or, if no interest has been paid, from [                    ], 2009. The Company will pay interest semi-annually in arrears on [                    ] and [                    ] of each year, commencing [                    ], 2009, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the [                    ] or [                    ] next preceding the Interest Payment Date even if Notes are canceled after the record date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company will make all money payments in respect of a certificated Note (including principal and interest), at the office of the Paying Agent or, at the option of the Company, by mailing a check to the registered address of each Holder thereof; provided, however, that money payments on the Notes shall be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States of America if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar without notice. The Company or any of its domestically incorporated Subsidiaries may act as Paying Agent, Registrar.

4.	Indenture and Guarantees

The Company issued the Notes under an Indenture, dated as of October [ ], 2009 (the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and used but not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions.

The Notes are senior unsecured obligations of the Company. This Note is one of the series of the Initial Notes that are referred to in the Indenture issued in an aggregate original principal amount of $500,000,000. The Notes include the Initial Notes and any Additional Notes. The Initial Notes and Additional Notes, if any, are treated as a single class of Notes under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of Capital Stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates and make asset sales. The Indenture also imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company.

The Notes are guaranteed, on a senior unsecured basis, by all existing and future Restricted Subsidiaries that are or shall become Guarantors in accordance with the terms of the Indenture.

5.	Optional Redemption

Except as set forth in the following two paragraphs, the Company may not redeem the Notes prior to [                    ], 2013. After this date, the Company may redeem the Notes, in whole or in part, on not less than thirty (30) nor more than sixty (60) days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period commencing on [                    ] of the years set forth below:

Year	Redemption Price
2013	[ ]%
2014	[ ]%

Year	Redemption Price
2015 and thereafter	100.000%

At any time prior to [                    ], 2013, we may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption.

Prior to [                    ], the Company may, on one or more occasions, also redeem up to a maximum of 35% of the aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to [    ]% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided however, that after giving effect to such redemption:

(a) at least 65% of the aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

(b) any such redemption by the Company must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

6.	Sinking Fund

The Notes are not subject to any sinking fund.

7.	Notice of Redemption

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in multiples of $2,000. If money sufficient to pay the Redemption Price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and certain other conditions are satisfied, on and after such date, cash interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8.	Repurchase of Notes at the Option of Holders upon Change of Control and Sale of Assets

Upon the occurrence of a Change of Control, each Holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to require the Company to repurchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon in respect thereof to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.10 of the Indenture, the Company will be required to offer to purchase Notes upon the occurrence of certain sales of assets.

9.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 and multiples of $1,000 in excess thereof. A Holder may transfer or exchange Initial Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Company shall not be required to make and the Registrar need not register transfers or exchanges of Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

10.	Persons Deemed Owners

Except as provided in paragraph 2 hereof, the registered Holder of this Note shall be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal of or interest on the Notes has been deposited with the Trustee or Paying Agent and remains unclaimed for two years after such amount is due and payable, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, the Trustee and the Paying Agent shall have no further liability for such funds and Holders entitled to the money must look only to the recipient and not to the Trustee for payment.

12.	Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

13.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (a) the Indenture or the Notes may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and (b) any default may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without notice to or the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend the Indenture or the Notes to: (a) cure any ambiguity, omission, defect or inconsistency; (b) provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; (c) provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (d) add additional Guarantees of the Notes; (e) secure the Notes; (f) add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company in the Indenture; (g) comply with any requirement of the Commission in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA; (h) make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture; (i) provide for the issuance of Additional Notes; or (j) change the name or title of the Notes, and any conforming changes related thereto.

14.	Defaults, Remedies and Acceleration

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of 25% or more in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given to the Trustee written notice stating that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holder or Holders have offered to the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request during such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or, subject to certain exceptions in the Indenture, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

15.	Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or any of the Subsidiaries shall not have any liability for any obligations of the Company or any of the Subsidiaries under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

20.	CUSIP Numbers

The Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.	Designations

For purposes of the 8 3/8% Indenture, this Note shall constitute “Designated Senior Indebtedness.”

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to
(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                  agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.09 (Change of Control) or Section 4.10 (Application of Excess Proceeds from Sale of Assets) of the Indenture, check the box:

☐	☐
Limitation on Sales of Assets and Subsidiary Stock	Change of Control

Limitation on Sales of Assets and Subsidiary Stock Change of Control If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.09 or 4.10 of the Indenture, state the principal amount ($2,000 or a multiple of $1,000 in excess thereof):

$

Date:                                      Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF EXCHANGES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

EXHIBIT B

FORM OF SUPPLEMENTAL GUARANTEE

SUPPLEMENTAL GUARANTEE (this “Supplemental Guarantee”), dated as of                             , between                              (the “New Guarantor”), a direct or indirect subsidiary of Cincinnati Bell Inc. (or its successor), an Ohio corporation (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Subsidiaries listed on the signature pages thereof have each heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of October [    ], 2009, providing for the issuance by the Company of its [    ]% Senior Notes due 2017 (the “Notes”); and

WHEREAS, Section 10.04 of the Indenture provides that under certain circumstances the Company is required to cause the Guarantor to execute and deliver to the Trustee for the benefit of the Holders a supplemental agreement pursuant to which the Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor covenants and agrees for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture.

3. RATIFICATION OF SUPPLEMENTAL GUARANTEE; SUPPLEMENTAL GUARANTEES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Guarantee shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the New Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Guarantee, the Indenture or this Supplemental Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such

B-1

liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

5. EFFECTIVENESS. This Supplemental Guarantee shall be effective upon execution by the parties hereto.

6. RECITALS. The recitals contained herein shall be taken as the statements of the Company and the Guarantors; the Trustee assumes no responsibility for their correctness.

7. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Guarantee.

9. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Guarantee. Each signed copy shall be an original, but all of them together represent the same agreement.

10. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[New Guarantor]

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF NOTATION OF GUARANTEE

The undersigned have guaranteed this Note on a senior basis as provided in the Indenture.

[GUARANTOR]

By:
Name:
Title:

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